Exhibit 99.(15)(aa)

Code of Ethics

Analytic Investors, LLC (Analytic” or “The Firm”) has adopted this Code of Ethics (“Code”) in accordance with Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “Act”).

While affirming its confidence in the integrity and good faith of all of its employees, officers, and directors, Analytic recognizes that certain of its personnel have or may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for Analytic’s clients and that if such individuals engage in personal transactions in securities that are eligible for investment by clients, these individuals could be in a position where their personal interests may conflict with the interests of clients.

The Board of Directors of Analytic has determined to adopt this Code based upon the principle that the employees of the Firm, and certain affiliated persons of the Firm, owe a fiduciary duty to, among others, the clients of the Firm to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) any actual or potential conflict of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Chief Compliance Officer of the Firm to report violations of this Code to the Firm’s Board of Directors and the Board of Directors of any Managed Fund. This Code is designed to:

•                  Protect the Firm’s clients by deterring misconduct;

•                  Educate employees regarding the Firm’s expectations and the laws governing their conduct;

•                  Remind employees that they are in a position of trust and must act with complete propriety at all times;

•                  Protect the reputation of the Firm;

•                  Guard against violation of the securities laws; and

•                  Establish procedures for employees to follow so that the Firm may determine whether employees are complying with Analytic’s ethical principles.

I.                                         Statement of General Principles

In recognition of the trust and confidence placed in Analytic by its clients and to give effect to Analytic’s belief that its operations should be directed to benefit its clients, Analytic hereby adopts the following general principles to guide the actions of its employees, officers, and directors:

1.                                       The interests of clients are paramount. All Analytic personnel must conduct themselves and their operations to give maximum effect to this tenet by at all times placing the interests of clients before their own.

2.                                       All personal transactions in securities by Analytic personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of any client.

3.                                       All Analytic personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the person’s independence or judgment.

4.                                       All information concerning the specific security holdings and financial circumstances of any client is strictly confidential. Access persons are expected to maintain such confidentiality, secure such information and disclose it only to other employees with a need to know that information.

5.                                       All personnel will conduct themselves honestly, with integrity and in a professional manner to preserve and protect the Firm’s reputation.

Federal law requires that this Code not only be adopted but that it must also be enforced with reasonable diligence. The Chief Compliance Officer will keep records of any violation of the Code and of the actions taken as a result of such violations. Failure to comply with the Code may result in disciplinary action, including termination of employment. Noncompliance with the Code has severe ramifications, including enforcement actions by regulatory authorities, criminal fines, civil injunctions and penalties, disgorgement of profits and sanctions on your ability to be employed in an investment advisory business or in a related capacity.  Any questions or requests for clarification regarding what the Code does and does not permit should be directed to the Chief Compliance Officer.

II.                                     Definitions

1.                                       “access person” includes any employee designated by the Chief Compliance Officer, or a designated compliance associate, who:

i.                  has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any investment company the Firm or its control affiliates manage;

ii.               is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; or

iii.            is a director or officer of the Firm (or other person occupying a similar status or performing a similar function)

As the nature and philosophy of the Firm tends to expose a large range of employees to client information, all employees (including temporary workers, consultants or independent contractors of the Firm designated by the Chief Compliance Officer) are treated as access persons and, likewise, are subject to the pre-clearance and/or reporting requirements outlined below.

2.                                       “beneficial ownership” of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by (i) his or her spouse or domestic partner, (ii) minor children, (iii) a relative who shares his or her home, (iv) a trust, estate, or other account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities, or (v) other persons by reason of any contract, arrangement, understanding, or relationship that provides him or her with sole or shared voting or investment power over the securities held by such person.

3.                                       “Chief Compliance Officer” refers to the individual appointed by the Firm’s Board of Directors to oversee its Code.

4.                                       “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder of those securities control over the company. This is a rebuttable presumption, and it may be countered by the facts and circumstances of the given situation. Any person who does not so own more than 25% of the voting securities of any company shall be presumed not to control such company. A natural person shall not be presumed to be a controlled person.

5.                                       “client” means any Fund, a series of any Fund, or a separately managed investment management account for whom Analytic acts as investment adviser or subadviser.

6.                                       “disclosable transaction” means any transaction in a security pursuant to which an access person would have a beneficial ownership, as well as any transaction in any Fund.

7.                                       “family members” means members of the access person’s immediate family and other relatives residing the access person’s household.

8.                                       “Fund” means any investment company registered under the Act.

9.                                       “initial public offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. Limited offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or Rules 504, 505, or 506 under the Securities Act. Limited offerings are commonly referred to as private placements.

10.                                 “investment personnel” means (i) any portfolio manager and (ii) research analysts, traders and other personnel who provide information and/or advice to any portfolio manager, or who execute or help execute any portfolio manager’s decisions or who otherwise in connection with his or her regular functions or duties makes or participates in making recommendations regarding the purchase or sale of securities by the Firm. Investment personnel also includes any natural person who controls the Firm and who obtains current information concerning recommendations regarding the purchase and sale of securities by the Firm.

11.                                 A “Managed Fund” is any Fund advised/subadvised by Analytic.

12.                                 A “managed limited partnership” is any limited partnership of which Analytic or any affiliate of Analytic is the general partner or for which Analytic or any affiliate of Analytic serves as investment adviser.

13.                                 “Nonresident Director” means any director of the Firm who (a) is not an officer, employee or shareholder of the Firm, b) does not maintain a business address at the Firm and c) does not, in the ordinary course of his business, receive or have access to current information regarding the purchase or sale of securities by the Firm, information regarding recommendations concerning the purchase or sale of securities by the Firm or information regarding securities being considered for purchase or sale by the Firm.

14.                                 “person” means a natural person or a company.

15.                                 “personal account” means any securities account in which an access person or Nonresident Director has beneficial ownership. However, an access person’s personal account shall not include such access person’s interest in any managed limited partnership in which not more than 5% of the total interests are represented by investments of the direct portfolio manager(s) managing the partnership and not more than 10% of the total interests are represented by investments of all access persons in the aggregate. All similar managed limited partnerships will be viewed as a single entity for this purpose. A managed limited partnership will not be considered a personal account of Analytic in its capacity as general partner of such partnership or as investment adviser to such partnership.

16.                                 “portfolio manager” means an employee of the Firm entrusted with the direct responsibility and authority to make investment decisions affecting the client accounts managed by the Firm.

17.                                 “purchase or sale of a security” includes, among other things, the purchase or sale of an option whose underlying instrument would be classified as a security.

18.                                 The designated “Review Officer” is the Chief Compliance Officer of Analytic. Each of (i) the Chief Investment Officers of Analytic, (ii) the President of Analytic and (iii) the Chief Operating Officer of Analytic is an “Alternate Review Officer.” In the absence of the Review Officer, an Alternate Review Officer shall act in all respects in the manner prescribed herein for the Review Officer. The Review Committee shall consist of the Review Officer and any two of the Alternate Review Officers.

19.                                 A “related security” is any security whose value directly fluctuates as a result of a change in the value of a security in the security universe.

20.                                 “security” any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Advisers Act. The term also includes:

•                  options on securities, on indexes and on currencies;

•                  futures contracts;

•                  interests in limited partnerships (including limited liability and other companies that are treated as partnerships for U.S. federal income tax purposes);

•                  shares of foreign unit trusts and foreign mutual funds;

•                  shares of closed-end investment companies; and

•                  shares of and/or interests in private investment funds, hedge funds, investment clubs and any other pooled investment vehicles exempt from registration under the Act;

but specifically does not include:

•                  direct obligations of the U.S. government;

•                  bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

•                  shares issued by money market funds (domiciled inside or outside the United States);

•                  shares of open-end Funds that are not advised or subadvised by the Firm (or certain affiliates, where applicable); and

•                  shares issued by unit investment trusts that are invested exclusively in one or more open-end Funds, none of which are Managed Funds (or are advised or subadvised by certain affiliates, where applicable).

21.                                 A “security held or to be acquired” by a client means (i) any security which, within the most recent 15 days, (a) is or has been held by a client or (b) is being or has been considered by Analytic for purchase for a client or (ii) any option to purchase or sell any security convertible into or exchangeable for a security described in (i) above.

22.                                 A security is “being purchased or sold” by a client from the time when a recommendation has been communicated to the persons who place the buy and sell orders for that client until the time when such program has been fully completed or terminated.

23.                                 “security universe” means only the securities held or to be acquired by Analytic on behalf of its clients or the securities held by Analytic’s clients.

III.                                 Prohibited Purchases and Sales of Securities

1.                                       No access person shall, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by any client:

a)                                      employ any device, scheme, or artifice to defraud such client;

b)                                     make to such client any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c)                                      engage in any act, practice, or course of business that would operate as a fraud or deceit upon such client;

d)                                     engage in any manipulative practice with respect to such client; or

e)                                      engage in any manipulative practice with respect to securities, including price manipulation.

2.                                       Subject to certain exemptions in Section IV (2) of this Code, no access person (other than a Nonresident Director) may purchase or sell, directly or indirectly, a security for a personal account at the same time that the same security or a related security is in the security universe without prior written approval of the Review Committee. Subject to certain exemptions in Section IV (2) of this Code, no Nonresident Director may knowingly purchase or sell, directly or indirectly, a security for a personal account at the same time that the same security or a related security is in the security universe, without the prior written consent of the Review Committee.

3.                                       No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of any client) any information regarding transactions in securities by any client or any such securities in the security universe.

4.                                       No access person shall recommend any transaction in securities by any client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

a)                                      the access person’s beneficial ownership of any securities of such issuer;

b)                                     any contemplated transaction by the access person in such securities;

c)                                      any position the access person has with such issuer or its affiliates (for example, a directorship); and

d)                                     any present or proposed business relationship between such issuer or its affiliates, on the one hand, and the access person or any party in which the access person has a significant interest, on the other; provided, however, that in the event the interest of such access person in such issuer is not material to his or her personal net worth and any contemplated transaction by the access person in securities of such issuer cannot reasonably be expected to have a material adverse effect on any such transaction by any client or on the market for the securities generally, that access person shall not be required to disclose his or her interest in those securities or the issuer thereof in connection with any such recommendation.

5.                                       No access person (other than a Nonresident Director) shall acquire beneficial interest in any securities in an initial public offering (“IPO”) or other limited offerings commonly referred to as private placements, without prior written approval of the Review Committee. The Review Committee must maintain a record of any decision, and the reasons supporting the decision, to approve the access person’s acquisition of an IPO or private placement for at least five years after the end of the fiscal year in which the approval was granted. Before granting such approval the Review Committee will carefully evaluate such investment to determine that the investment creates no material conflict between the access person and the Firm or its clients. The Review Committee may make such determination by looking at, among other things, the nature of the offering and the particular facts surrounding the purchase. For example, the Review Committee may consider approving the transaction if the Review Committee can determine that: (i) the investment did not result from directing Firm business to the underwriter of the issuer of the security, (ii) the access person is not misappropriating an opportunity that should have been offered to a client, and (iii) the access person’s investment decisions for clients will not be unduly influenced by his or her personal holdings, and investment decisions are based solely on the best interests of clients. Any person authorized to purchase security in an IPO or private placement shall disclose that investment when they play a part in the client’s subsequent consideration of an investment in that issuer. In such circumstances, the client’s decision to purchase securities of the issuer shall be subject to independent review by investment personnel with no personal interest in the issuer.

6.                                       No access person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) security within a 60-day calendar day period. Trades made in violation of this prohibition will be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate client portfolio..

Exception: The Review Committee may allow exceptions to this policy on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger. The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalize on a short-lived impact of a trade by one of the client portfolios. The Review Committee shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. The Review Committee may consider granting an exception to this prohibition if the securities involved in the transaction are not eligible for inclusion in the security universe. In order for a proposed transaction to be considered for exemption from the short-term trading prohibition, the access person must complete, sign and submit to the Review Committee a completed Securities Transaction Report Relating to Short-Term Trading, certifying that the proposed transaction is in compliance with this Code. The Review Officer shall retain a record of exceptions granted and the reasons supporting the decision.

7.                                       Subject to Section IV (2) of this Code, new employees who at the date of their employment own any security included in the security universe and current employees with a security holding that subsequently is included in the security universe are prohibited from engaging in any transaction which might be deemed to violate this Code.

8.                                       No access person shall sell for a profit a holding of a Managed Fund (including exchange redemptions) prior to 90 days of purchase.

Exception: The holding period requirement will not apply to sales of money market funds or other fixed income funds appropriate for short-term investment, nor will it apply to certain types of “systematic” withdrawals such as automatic withdrawal plans, purchases of related Funds through directed dividends, periodic rebalancing or similar transactions.

The Review Committee may, at its discretion, grant exceptions to this holding period requirement on a case-by-case basis. Such exceptions will be documented by the Review Committee.

9.                                       No access person shall purchase common, preferred or any other shares or debt securities of a closed-end Managed Fund.

IV.                                Pre-Clearance of Transactions

1.                                       Access persons are strongly encouraged to limit personal transactions to the purchase and sale of open-end Funds and exchange-traded funds. All proposed transactions in a security by an access person (other than a Nonresident Director) must be pre-approved by the Review Committee. All pre-clearance requests will be considered by the Review Committee, which will document all decisions.

Except as provided in Section IV (2) of this Code, every access person (other than a Nonresident Director) must pre-clear each proposed transaction in a security with the Review Committee prior to proceeding with the transaction. No transaction in securities shall be effected without the prior written approval of the Review Committee. Pre-clearance approval will expire at the close of business on the trading date one business day after the date on which authorization is received. For example, pre-clearance received Friday at 9:00 a.m. would expire as of the close of business Monday. If the trade is not completed before such pre-clearance expires, the access person is required to again obtain pre-clearance for the trade. In addition, if an access person becomes aware of any additional information with respect to a transaction that was pre-cleared, such person is obligated to disclose that information to the Review Committee prior to executing the pre-cleared transaction.

2.                                       The pre-clearance requirements of Section IV (1) shall not apply to purchases or sales of direct obligations of the Government of the Untied States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short- term debt instruments (including repurchase agreements), shares of open-end Funds, and exchange-traded funds.

V.                                    Additional Restrictions and Requirements

1.               A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Firm and its clients. No access person shall accept or receive any gifts, favors, entertainment or other things (“gifts”) of more than de minimis value from any person or entity that does business with Analytic. Similarly, no access person shall offer gifts, favors, entertainment or other things of more than de minimis value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the access person. All gifts with a fair market value in excess of $100 are viewed as gifts of more than de minimis value and require

Gifts: No access person shall receive any gift, service or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Firm. No access person shall give or offer any gift of more than de minimis value to existing clients or any entity that does business with or on behalf of the Firm without pre-approval by the Review Officer.

Cash: No access person shall give or accept cash gifts or cash equivalents to or from a client, prospective client or any entity that does business with or on behalf of the Firm.

Business Entertainment: No access person shall provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Firm. Access persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Questions regarding the value of proposed entertainment should be directed to the Chief Compliance Officer.

2.                                       No access person (or their family) may make a political contribution for the purpose of obtaining or retaining advisory contracts with government entities. Access persons may not consider any of the Firm’s current or anticipated business relationships as a factor in soliciting political or charitable donations. Questions regarding limitations on political and charitable contributions should be directed to the Chief Compliance Officer or the Chief Operating Officer.

3.                                       Because of the high potential for conflicts of interest and insider trading problems, the Firm carefully scrutinizes any access person’s service on a board of directors of a publicly traded company. No access person shall accept a position as a director, trustee, or general partner of a publicly traded company or partnership unless the acceptance of such position has been approved by the Chief Compliance Officer. Such authorization will be granted based solely on the best interests of the Firm and its clients.

Additional conflicts may arise when personal interests conflict with Firm interests or cause harm to the reputation of the Firm. Prior written approval from the President, Chief Operating Officer or Chief Compliance Officer must be obtained for other outside activities that may create a potential conflict of interest for an access person or the Firm, including outside business or investment activities (such as directorships, consulting engagements, outside business affiliations, or public positions) and acting as an executor or trustee.

4.                                       No access person shall knowingly buy or sell a security within seven calendar days before and two calendar days after any portfolio of the Firm trades in that security. Any trades made within the proscribed period will be unwound, if possible. Otherwise, any profits realized on trades within the proscribed period shall be disgorged to the appropriate client portfolio.

5.                                       Every access person must direct each brokerage firm or bank at which the access person maintains a personal account to send duplicate copies of confirmations of all disclosable transactions and copies of periodic statements for all such accounts promptly to Analytic. Compliance with this provision can be effected by the access person providing duplicate copies of all such statements directly to Analytic. A Nonresident Director may direct each brokerage firm or bank at which he maintains a personal account to send duplicate copies of confirmations of all disclosable transactions or copies of periodic statements for all such accounts promptly to Analytic. A quarterly transactions report under Section IV need not be filed by a Nonresident Director if it would duplicate information contained in broker trade confirmations or account statements received by Analytic in the time period required for reporting and all necessary information is included.

VI.                                Reporting Obligations

1.                                       Every access person and each Nonresident Director shall report all disclosable transactions in which such access person or Nonresident Director has, or by reason of such transaction acquires, any beneficial ownership in securities; provided, however, an access person or Nonresident Director shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence. Reports shall be filed with the Review Officer each quarter. The Review Officer shall submit confidential quarterly reports with respect to his or her own personal securities transactions to an Alternate Review Officer, who shall act in all respects in the manner prescribed herein for the Review Officer.

All access persons and Nonresident Directors shall disclose to the Review Officer (i) all personal securities holdings (i.e., the title, number of shares and principal amount of each security in which the access person had any beneficial ownership interest when he or she became an access person, including securities acquired before the person became an access person) and (ii) all personal accounts (i.e., the name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the day the person became an access person) within ten days after commencement of employment. Reporting of personal accounts should include accounts of open-end Funds and other instruments exempt from the definition of security herein. Information contained in such reports should be current as of a date not more than 45 days before the individual became an access person.

In addition to reporting securities holdings and accounts, every access person or Nonresident Director shall certify in their initial report that (i) they have received, read and understand the Code and recognize that they are subject thereto, and (ii) they have no knowledge of the existence of any personal conflict of interest relationship which may involve a client, such as any economic relationship between their transactions and securities held or to be acquired by any client portfolio.

2.                                       Every report shall be made not later than thirty days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

a)                                      the date of the transaction, the title and the number of shares, interest rate and maturity date (if applicable), trade date and the principal amount of each security involved;

b)                                     the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c)                                      the price at which the transaction was effected;

d)                                     the name of the broker, dealer or bank with or through whom the transaction was effected; and

e)                                      the date the report was submitted to the Review Officer.

In addition, with respect to any account established by an access person or Nonresident Director in which any securities or Fund shares were held during the quarter for the direct of indirect benefit of the access person or Nonresident Director, the access person or Nonresident Director must provide (i) the name of the broker, dealer or bank with whom the access person or Nonresident Director established the account, (ii) the date the account was established, and (iii) the date the report is submitted by the access person or Nonresident Director.

This quarterly report shall be made on the Securities Transaction for the Calendar Quarter Ended form and shall be delivered to the Review Officer.

In the event an access person or Nonresident Director expects to be out of the office during the thirty-day period after the end of the calendar quarter, a quarterly transaction report may be submitted prior to the end of the calendar quarter. Under such circumstances, because the access person or Nonresident Director will be representing that the report contains all disclosable transactions as of the calendar quarter ended, the access person or Nonresident Director may not enter into any personal securities transactions between the date of the early submission of the quarterly transaction report and the last day of the calendar quarter.

3.                                       Any such report may refer to the information contained in the statements required by Section VI (2) of this Code.

4.                                       Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any beneficial ownership in the security or securities to which the report relates.

5.                                       Every access person shall report the name of any publicly traded company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by him or her if such total ownership is more than 1/2 of 1% of the company’s outstanding shares.

6.                                       Every access person who owns securities acquired in a private placement shall disclose such ownership to the Review Officer if such person is involved in any subsequent consideration of an investment in the issuer by a client. Analytic’s decision to recommend the purchase of such issuer’s securities to any client will be subject to independent review by investment personnel with no personal interest in the issuer.

7.                                       In the event that no disclosable transactions occurred during the quarter, the report should be so noted and returned signed and dated.

8.                                       Every access person and Nonresident Director shall disclose to the Review Officer all personal securities holdings, personal holdings of a Fund and personal accounts as of the calendar year ended within 30 days after year-end. In addition to reporting securities holdings, every access person shall certify annually that he or she:

a)                                      has received, read and understands the Firm’s Code and recognized that he/she is subject to it;

b)                                     has complied with the Code;

c)                                      has disclosed and reported all disclosable transactions;

d)                                     has not disclosed pending “buy” or “sell” orders for a client to any employees of any other management company, except where the disclosure occurred subsequent to the execution or withdrawal of an order; and

e)                                      has no knowledge of the existence of any personal conflict of interest relationship which may involve a client, such as economic relationship between his or her transactions and securities held or to be acquired by any client portfolios.

This annual certification shall be made on the Annual Report of Access Person form and shall be delivered to the Review Officer.

9.                                       Analytic shall provide access persons with any amendments for its Code and access persons shall submit written acknowledgement that they have received, read, and understand the amendments to the Code. The Firm and members of its compliance staff will make every attempt to highlight important changes for employees.

10.                                 All access persons must report violations of the Firm’s Code promptly to the Chief Compliance Officer. Any reports pursuant to the Firm’s Code will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Access persons may submit any violation report referenced herein anonymously. The Firm encourages access persons to report “apparent” or “suspected” violations of the Code in addition to actual or known violations of the Code. Retaliation against any access person who reports a violation with respect to the Firm’s Code is prohibited and constitutes a further violation of this Code.

VII.                            Review and Enforcement

1.                                       The Review Officer or, in his or her absence, an Alternate Review Officer has been designated with the responsibility of reviewing and monitoring personal securities transactions and trading patterns of the Firm’s access persons. The review of personal securities holding and transaction reports by access persons will include: (i) an assessment of whether the access person followed any required internal procedures, such as pre-clearance; (ii) comparison of personal trading to any restricted lists; (iii) an assessment of whether the access person is trading for his or her own account in the same securities he or she is trading for clients and if so, whether the clients are receiving terms as favorable as the access person takes for himself or herself; (iv) periodically analyzing the access person’s trading for patterns that may indicate abuse, including market timing; and (v) investigation of any substantial disparities between the percentage of trades that are profitable when the access person trades for his or her own account and the percentage that are profitable when he or she places trades for clients.

Determination of whether a violation of this Code may have occurred will be made by the Review Officer. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

2.                                       If the Review Officer determines that a violation of this Code may have occurred, he or she shall submit his or her determination, and any additional explanatory material provided by the individual, to an Alternate Review Officer, who shall make an independent determination as to whether a violation has occurred.

3.                                       If the Alternate Review Officer finds that a violation has occurred, the Alternate Review Officer shall impose upon the individual such sanctions as he or she deems appropriate, including, but not limited to, a letter of censure, suspension or termination of the employment of the violator, or disgorgement of profits. There shall be no mandatory sanction for inadvertent non-compliance with the blackout trading restrictions set forth in Section III (2) or Section V (3).

4.                                       No person shall participate in a determination of whether he or she has committed a violation of this Code or of the imposition of any sanction against himself or herself. If a securities transaction of the Review Officer is under consideration, an Alternate Review Officer shall act in all respects in the manner prescribed herein for the Review Officer.

VIII.                        Records

Analytic shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission.

1.                                       A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved;

2.                                       A record of any violation of the Code, and of any action taken as a result of such violation, shall be preserved for a period of not less than five years following the end of the fiscal year in which it was made;

3.                                       A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an access person shall be preserved for a period of not less than five years following the date the individual ceases to be an access person of the Firm;

4.                                       A copy of each report made by an access person or Nonresident Director pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it was made;

5.                                       A list of all persons who are, or within the past five years, have been required to make reports pursuant to this Code and a list of all persons who were responsible for reviewing the reports shall be maintained;

6.                                       Each memorandum made by the Review Officer hereunder for a period of five years from the end of the fiscal year in which it was made;

7.                                       A record of any decision and supporting the reason(s) for approving the acquisition of securities by access persons in IPOs and limited offerings for at least five years after the end of the fiscal year in which approval was granted; and

8.                                       A copy of every report provided to a Managed Fund’s Board of Directors by the Firm which describes any issue arising under this Code and certifies that the Firm has adopted procedures reasonably necessary to prevent access persons from violating this Code.

X.                                    Miscellaneous

1.                                       Reports submitted pursuant to this Code shall be confidential and shall be provided only to those employees of the Firm with a need to know the contents thereof, officers and directors of the Firm, chief compliance officers of any Managed Fund, counsel and/or regulatory authorities upon appropriate request.

2.                                       Analytic may from time to time adopt such interpretations of this Code as it deems appropriate.

3.                                       The Review Officer shall prepare a report to Analytic’s Board of Directors, upon request, as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.

4.                                       The Review Officer shall provide to the Chief Compliance Officer of any Managed Fund any reports required under the Fund’s Code.

5.                                       The Firm will include on Schedule F of Form ADV, Part II a description of the Firm’s Code, and the Firm will provide a copy of its Code to any client or prospective client upon request.

Adopted this 3rd day of December, 1998

Dated: December 3, 1998

Amended: July 26, 2000

2nd Amendment: August 28, 2001

3rd Amendment: July 15, 2004

4th Amendment: September 30, 2005

5th Amendment: August 14, 2009

POLICIES AND PROCEDURES

DESIGNED TO DETECT AND PREVENT INSIDER TRADING

Section I.                                             Policy Statement On Insider Trading

A.                                    Introduction

Analytic Investors, LLC. (“Analytic” or “the Firm”) seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors in mutual funds and advisory accounts advised by Analytic is something we value and endeavor to protect. To further that goal, this Policy Statement prescribes procedures to deter the misuse of material, nonpublic information in securities transactions.

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to severe penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years’ imprisonment. The Securities and Exchange Commission (the “SEC”) can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall and can permanently bar you from the securities industry. Finally, you may be sued by those seeking to recover damages for insider trading violations.

Regardless of whether a government inquiry occurs, Analytic views seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, including immediate dismissal.

B.                                    Scope of the Policy Statement

This Policy Statement is drafted broadly and will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by directors, officers and employees of Analytic (including spouses, domestic partners, minor children and adult members of their households).

The law of insider trading is continuously evolving and an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, your asking a single question can help avoid disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the Chief Compliance Officer. You also must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

C.                                    Policy Statement on Insider Trading

The nature and style of the investment process conducted at Analytic does not rely upon nonpublic information, whether material or not. Proprietary analysis performed on public information is not generally considered to be inside information, and as such Analytic personnel can be confident that trading for a client account based on our proprietary analysis will not be regarded as insider trading. All relevant restrictions in the Code regarding the use of Analytic’s proprietary analysis for personal trading still apply. No person to whom this Policy Statement applies, including you, may trade, either personally or on behalf of others (such as for mutual funds and private accounts managed by Analytic), while in possession of material, nonpublic information; nor may you communicate material, nonpublic information to others in violation of the law. This section sets forth principles important to the Policy Statement.

1.                                      Material Information

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material; assessment of materiality involves a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

2.                                      Nonpublic Information

Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or The Wall Street Journal, some other publication of general circulation, or a public internet website and after sufficient time has passed so that the information has been disseminated widely.

3.             Identifying Inside Information

Before executing any trade for yourself or others, including investment companies or private accounts managed by Analytic, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

(i.)           Report the information and proposed trade immediately to the Chief Compliance Officer or, in his or her absence, the Chief Operating Officer.

(ii.)          Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Analytic.

(iii.)         Do not communicate the information inside or outside Analytic, other than to the Chief Compliance Officer or, in his or her absence, the Chief Operating Officer.

(iv.) After the Chief Compliance Officer has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the firm should take, if any.

You should consult with the Chief Compliance Officer before taking any action. This degree of caution will protect you, the Firm’s clients and the Firm.

4.             Contacts with Public Companies

For Analytic, direct contact with public companies does not represent an important part of the Firm’s research efforts. Material, nonpublic information of a sort that might arrive through direct company contact may arrive to Analytic, however, through brokers, research services, or other market contacts. Employees are advised that such information is not germane to Analytic’s style of investment management. Such information should not influence trading of client accounts, should not be used to conduct personal transactions, and should not be passed on to others.

5.             Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Analytic employees and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

Section II.             Procedures To Implement The Policy Statement On Insider Trading

A.            Procedures to Implement Analytic’s Policy against Insider Trading

The following procedures have been established to aid the officers, directors and employees of Analytic in avoiding insider trading and to aid Analytic in preventing and detecting against insider trading and imposing appropriate sanctions against violations of the firm’s policies. Every officer, director and employee of Analytic must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

1.             Personal Securities Trading

All officers, directors and employees of Analytic (except Nonresident Directors, as that term is defined in Analytic’s Code) must direct each brokerage firm or bank at which they maintain a securities account to send duplicate confirmations of all disclosable transactions and copies of periodic statements for all disclosable transaction accounts promptly. Compliance with the provision can be effected by these persons providing duplicate copies of all such statements directly to Analytic. In addition all access persons (as defined in Analytic’s Code) are subject to quarterly transaction reporting requirements and annual holdings disclosure to the Chief Compliance Officer.

All officers, directors and employees of Analytic (except Nonresident Directors, as that term is defined in Analytic’s Code) shall obtain clearance from the Review Committee prior to effecting any relevant securities transaction in which they, or members of their immediate families (including spouses, domestic partners, minor children and adults living in the same household), or as the officer, director or employee of trusts of which they are trustees or in which they have a beneficial interest, are parties. The Review Committee, as appropriate, shall promptly notify the officer, director or employee of clearance or denial of clearance to trade. Notification of approval or denial to trade may be given orally; however, it shall be confirmed in writing within 24 hours of the oral notification. Such notification must be kept strictly confidential.

2.             High-Risk Trading Activities

Certain high-risk trading activities, if used in the management of an Analytic officer’s, director’s or employee’s personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that an action necessary to close out the transactions may become prohibited during the pendency of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase (call) or sell (put) securities at certain predetermined prices. Analytic’s officers, directors and employees should understand that short sales and trading in derivative instruments involve special risks - derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owed by each officer, director and employee to Analytic may heighten those risks. For example, if Analytic becomes aware of material, nonpublic information about the issuer of the underlying securities, Analytic personnel may find themselves “frozen” in a position in a derivative security. Analytic will not bear any losses resulting in any personal account because of this Policy Statement and its procedures.

3.             Restrictions on Disclosures

Access persons shall not disclose any nonpublic information (whether or not it is material) relating to Analytic or its securities transactions to any person outside the Firm (unless such disclosure has been authorized by Analytic). Material, nonpublic information may not be communicated to anyone, including persons within Analytic, with the exception of the Chief Compliance Officer or, in his or her absence, the Chief Operating Officer. Such information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted and conversations regarding such information, if appropriate at all, should be conducted in private to avoid potential interception.

Section III.           Supervisory Procedures

A.            Supervisory Procedures

Analytic has assigned the Chief Compliance Officer the primary responsibility for the implementation and maintenance of Analytic’s policy and procedures against insider trading. The Firm’s supervisory procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

1.             Prevention of Insider Trading

To prevent insider trading, the Chief Compliance Officer will:

(i.)           provide, on a regular basis, an educational program to familiarize officers, directors and employees with Analytic’s policy and procedures;

(ii.)          answer questions regarding Analytic’s policy and procedures;

(iii.)         resolve issues of whether information received by an officer, director or employee of Analytic is material and nonpublic and determine what action, if any, should be taken;

(iv.)         review on a regular basis and update as necessary Analytic’s policy and procedures;

(v.)          when it has been determined that an officer, director or employee of Analytic has material, nonpublic information:

1.             implement measures to prevent dissemination of such information, and

2.             if necessary, restrict officers, directors and employees from trading the implicated securities; and

(vi.)         as a member of the Review Committee, promptly review, and either approve or disapprove, in writing, each request of an officer, director or employee for clearance to trade in specified securities.

2.             Detection of Insider Trading

To detect insider trading, the Chief Compliance Officer will:

(i.)           review the trading activity reports filed by each officer, director, and employee;

(ii.)          review the trading activity of mutual funds and private accounts managed by Analytic;

(iii.)         promptly investigate all reports of any possible violation of Analytic’s Policy and Procedures to Detect and Prevent Insider Trading; and

(iv.)         coordinate the review of such reports with other appropriate officers, directors or employees of Analytic.

3.             Special Reports to Management

Promptly upon learning of a potential violation of Analytic’s Policy and Procedures to Detect and Prevent Insider Trading, the Chief Compliance Officer should prepare a written report to management providing full details, which may include (1) the name of particular securities involved, if any; (2) the date(s) the Chief Compliance Officer learned of the potential violation and began investigating; (3) the accounts and individuals involved; (4) actions taken as a result of the investigation, if any; and (5) recommendations for further action.

4.             General Reports to Management and/or the Board of Directors

On an as-needed or periodic basis, Analytic may find it useful for the Chief Compliance Officer to prepare a written report to the management and/or the Board of Directors of Analytic setting forth some or all of the following:

(i.)           a summary of existing procedures to detect and prevent insider trading;

(ii.)          a summary of changes in procedures made in the last year;

(iii.)         full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by such investigation;

(iv.)         an evaluation of the current procedures and a description of anticipated changes in procedures; and

(v.)          a description of Analytic’s continuing educational program regarding insider trading, including the dates of such programs since the last report to management.

The Chief Compliance Officer must notify or clear his/her own proposed transactions with an Alternate Review Officer (as defined in the Code).